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                                                                    EXHIBIT 23.5

                     CONSENT OF PETRIE PARKMAN & CO., INC.

     We hereby consent to the use of our opinion letter dated May 7, 2001 to the Board of Directors of Barrett Resources Corporation ("Barrett"), which is included as Annex C to the Joint Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 relating to the proposed merger of Barrett with Resources Acquisition Company, a wholly owned subsidiary of The Williams Companies, Inc. and to references to such opinion letter in such Joint Proxy Statement/Prospectus under the captions entitled "Summary -- The
Merger -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger" and "The Merger -- Opinion of Barrett Resources' Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and nor do we thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          PETRIE PARKMAN & CO., INC.

                                          By: /s/ PETRIE PARKMAN & CO., INC.
                                            ------------------------------------

Houston, Texas
June 15, 2001